Exhibit 10.18

OFFICE LEASE

BETWEEN

LUI DENVER BROADWAY, LLC

(“LANDLORD”)

AND

GLOBAL TECHNOLOGY RESOURCES, INC.

(“TENANT”)

EXHIBITS AND RIDERS:

EXHIBIT A-1	OUTLINE AND LOCATION OF PREMISES
EXHIBIT A-2	LEGAL DESCRIPTION OF PROPERTY
EXHIBIT B	RULES AND REGULATIONS
EXHIBIT C	COMMENCEMENT LETTER
EXHIBIT D	WORK LETTER
EXHIBIT E	PARKING AGREEMENT

RIDER NO. 1	RENEWAL OPTION
RIDER NO. 2	PREFERENTIAL RIGHT TO LEASE
RIDER NO. 3	TERMINATION OPTION

-i-

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between LUI DENVER BROADWAY, LLC, a Delaware limited liability company (“Landlord”), and GLOBAL TECHNOLOGY RESOURCES, INC. a Colorado corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”).

1. Basic Lease Information. The key business terms used in this Lease are defined as follows:

A. “Building”: The building commonly known as 990 South Broadway and located at 990 South Broadway, Denver, Colorado.

B. “Rentable Square Footage of the Building” is approximately 148,000 square feet.

C. “Premises”: The area shown on Exhibit A-1 to this Lease. The Premises are located on floor 4 of the Building and known as suite number 400. The “Rentable Square Footage of the Premises” is 18,540 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Upon Substantial Completion (defined below), Landlord shall re-measure the Premises in accordance with the BOMA measurement standards used by Landlord for the Building.

D. “Base Rent”:

Period	Annual Rate Per Square Foot	Monthly Base Rent

CD to Month 6	$0.00	$0.00	*
Month 7 to Month 12	$14.50	$22,402.50
Month 13 to Month 24	$14.94	$23,082.30
Month 25 to Month 36	$15.38	$23,762.10
Month 37 to Month 48	$15.84	$24,472.80
Month 49 to Month 60	$16.32	$25,214.40
Month 61 to ED	$16.81	$25,971.45

CD = Commencement Date

ED = Expiration Date

*	Subject to Section 4.H.

E. “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building.

F. Intentionally omitted.

G. “Term”: The period of approximately 66 months starting on the Commencement Date, subject to the provisions of Article 3.

H. “Estimated Commencement Date”: November 1, 2007, subject to adjustment, if any, as provided in Section 3.A and the Work Letter, if any.

I. “Security Deposit”: $123,762.00.

J. “Guarantor(s)”: N/A.

K. “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

L. “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq. (“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

M. “Normal Business Hours”: 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, exclusive of Holidays.

N. “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

Global Technology Resources, Inc.

Attn:
Phone #:
Fax #:

Landlord:	With a copy to:	And to:	And to:

LUI Denver Broadway Office, LLC 5 Greenway Plaza, Suite 1300 Houston, Texas 77046 Attn: Investment Manager Phone #: (713) 533-5860 Fax #: (713) 533-5897	LUI Denver Broadway Office, LLC 5 Greenway Plaza, Suite 1300 Houston, Texas 77046 Attn: Joanne M. Johnson Phone #: (713) 533-5860 Fax #: (713) 533-5897	Frederick Ross Company 717 17th St., Suite 200 Denver, Colorado 80202 Attn: Ron Waide Phone #: (303) 260-4437 Fax #: (303) 892-6338	Jackson Walker L.L.P. 1401 McKinney, Suite 1900 Houston, Texas 77010 Attn: Kurt Nondorf Phone #: (713) 752-4402 Fax #: (713) 752-4221

Rent (defined in Section 4.A) is payable to the order of LUI Denver Broadway, LLC at the following address: c/o Frederick Ross Company, 717 17th St., Suite 200, Denver, Colorado 80202.

O. “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Abated Rent	4.H	Mortgage	25
Affiliate	11.E	Mortgagee	25
Alterations	9.C(1)	Operating Expenses	4.D
Audit Election Period	4.G	Permitted Transfer	11.E
Cable	9.A	Permitted Use	5.A
Claims	13	Prime Rate	19.B
Collateral	19.E	Property	2
Commencement Date	3.A	Provider	7.C
Common Areas	2	Relocated Premises	23
Completion Estimate	16.B	Relocation Date	23
Contamination	30.C	Rent	4.A
Costs of Reletting	19.B	Service Failure	7.B
Early Entry	3.C	Special Installations	29
Expiration Date	3.A	Substantial Completion	Work Letter
Force Majeure	31.C	Taking	17
Hazardous Materials	30.C	Tenant Parties	13
Landlord Parties	13	Tenant’s Insurance	14.A
Landlord Work	3.A	Tenant’s Property	14.A
Landlord’s Rental Damages	19.B	Tenant’s Removable Property	29
Leasehold Improvements	29	Time Sensitive Default	18.B
Minor Alterations	9.C(1)	Transfer	11.A
Monetary Default	18.A	Work Letter	3.A

2. Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks; common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). Tenant, its permitted subtenants and their employees, licensees and guests, shall have access to the Premises at all times, 24 hours per day, every day of the year, subject to access procedures required by Landlord, the Building Rules and Regulations and other limitations set forth in this Lease. “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon; all appurtenances including appurtenant parking facilities; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located. The Rentable Square Footage of the Building and/or the Rentable Square Footage of the Premises shall be subject to re-measurement from time to time by Landlord’s architect at Landlord’s option.

3. Term; Adjustment of Commencement Date; Early Access.

A. Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.G (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.G) shall commence on the “Commencement Date”, which shall be the earliest of (1) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord’s failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord.

B. Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, and (2) any latent defects in the Premises of which Tenant notifies Landlord within 30 days after the Commencement Date [other than work Performed by Tenant Parties (defined below)]. TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

C. Early Access. Prior to the date the Landlord Work is Substantially Complete, Tenant’s access to the Premises shall be permitted only with the prior written consent of Landlord, which consent shall not be unreasonably withheld. In addition, so long as Tenant is accompanied by the Building’s property manager, Tenant shall have access to the Premises prior to the date the Landlord Work is Substantially Complete for the purpose of observing the construction of the Landlord Work. Early access to the Premises shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.A) to Landlord for each day of such early access. However, if such early access to the Premises is permitted by Landlord for the sole purpose of performing improvements or installing furniture, equipment or other personal property, Tenant shall not be required to pay Base Rent and Tenant’s Pro Rata Share of

Operating Expenses for any days of such early access; provided however, Tenant shall pay for the cost of any other Building services requested by Tenant (e.g., freight elevator usage). In connection with the foregoing, Landlord agrees that Tenant may enter the Premises on or after 15 days prior to Substantial Completion of the Landlord Work for the sole purpose of installation of furniture, fixtures and equipment (the “Early Entry”) provided that such Early Entry is conducted in a manner as to not unreasonably interfere with any Landlord Work occurring in or around the Premises, and further provided that such Early Entry shall be subject to all of the terms and conditions contained in this Lease (other than the payment of Base Rent and Tenant’s Pro Rata Share of Operating Expenses), including, without limitation, Tenant’s insurance and indemnity obligations as contained in this Lease. Prior to any such Early Entry, Tenant shall provide Landlord with certificates of insurance or other evidence acceptable to Landlord evidencing Tenant’s compliance with its insurance obligations. In the event that Tenant’s Early Entry interferes with the Landlord Work or otherwise disrupts Landlord’s operations or the operations of other tenants in the Building, Landlord may terminate Tenant’s right to Early Entry, and any delay in the Landlord Work attributable to such Early Entry will be deemed a Tenant Delay as provided in this Lease.

4. Rent.

A. Payments. As consideration for this Lease, commencing on the Commencement Date, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant’s Pro Rata Share of Operating Expenses (defined in Section 4.B) and any and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”). Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and Tenant’s Pro Rata Share of Operating Expenses shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Operating Expenses for the month shall than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B. Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses for each calendar year during the Term. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the Operating Expenses for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Operating Expenses. If Landlord determines that its good faith estimate of the Operating Expenses was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt, of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Operating Expenses by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay for Operating Expenses as provided herein shall survive the expiration or earlier termination of this Lease. Tenant acknowledges that the Building and its tenants enjoy the non-exclusive use of shared common areas, a plaza, parking facilities and other benefits with the owner and tenants of an adjacent office building located at 990 South Broadway. Certain portions of the operating costs for such shared facilities shall be allocated to the Building, and Operating Expenses (defined below) will include an equitable allocation of the costs of ownership, operation, maintenance, repair and protection of such shared facilities.

C. Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is practicable, Landlord shall furnish Tenant with a statement of the actual Operating Expenses for such calendar year. If the most recent estimated Operating Expenses paid by Tenant for such calendar year are more than the actual Operating Expenses for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated Operating Expenses paid by Tenant for the prior calendar year are less than the actual Operating Expenses for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses, any underpayment for the prior calendar year.

D. Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with Property and including all costs and expenditures relating to the following:

(1) Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as building standard light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; related service agreements and rental expenses; and energy management consulting services.

(2) Administrative costs and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s); and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3) Janitorial service; window cleaning; snow removal; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4) Property, liability, earthquake (where applicable) and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5) Real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease, and property tax consulting services. Real estate taxes do not include Landlord’s income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

(6) Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including reasonable attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7) Building safety services, to the extent provided or contracted for by Landlord.

(8) Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9) Amortization of capital expenditures incurred: (a) to conform with Laws; (b) to provide or maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

(10) Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

E. Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1) Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2) Goods and services furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to Operating Expenses.

(3) Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds.

(4) Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5) Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club.

(6) Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(7) Principal payments on indebtedness secured by liens against the Properly, or costs of refinancing such indebtedness.

F. Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 100% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 100% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 100% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building.

G. Audit Rights. Within 60 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (including the Base Year) (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default, under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Operating Expenses. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises.

H. Abated Rent. If this Lease provides for a postponement of any Base Rent or payment of Operating Expenses, a period of “free” rent, reduced rent, early occupancy, or other rent concession, such postponed rent, “free” rent, reduced rent or other rent concession shall be referred to herein as the “Abated Rent”. Tenant shall be credited with having paid all of the Abated Rent on the expiration of the Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all Base Rent and Operating Expenses (other than the Abated Rent) and all other monetary obligations and the surrender of the Premises in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. If an event of default shall occur, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or other rent concession. In such case Abated Rent shall be calculated based on the full initial Base Rent payable under this Lease.

5. Tenant’s Use of Premises.

A. Permitted Uses. The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the

Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property or any work by Landlord or its contractors in the Premises. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; data processing, telemarketing or reservation centers; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises only so long as they do not, in the aggregate, occupy more than 10% of the Rentable Square Footage of the Premises or any single floor (whichever is less): (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions: and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

B. Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with, the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto) adopted by Landlord from time to time. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C. Tenant’s Security, Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Article 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6. Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of

Tenant’s liability for damages. Landlord may, from time to time while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant’s breach of this Lease. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of; (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date. Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and die amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of Tenant’s Pro Rata Share of any Operating Expenses for the final year of the Term. To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Article 6 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. Services Furnished by Landlord.

A. Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1) Water service for use in the lavatories on each floor on which the Premises are located.

(2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as Landlord determines are standard for the Building. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord for such additional service at a rate equal to $50.00 per operating hour per floor (the “Hourly HVAC Charge”). Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based proportionately upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

(3) Maintenance and repair of the Property as described in Section 9.B.

(4) Janitorial service five days per week (excluding Holidays), as determined by Landlord, and snow removal as needed. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building,

Tenant shall pay the additional cost attributable to the special services. Janitor service shall include removal from the Premises and routine disposal of all routine waste material placed in properly marked trash receptacles, except all infectious, medical and hazardous waste and sharps (that, are not considered Hazardous Materials, as defined below). The phrase “all infectious, medical and hazardous waste and sharps” shall mean any material or substance that, whether by its nature or use, is subject to regulation or rule under any federal, state, or local environmental requirement, generated on or located in the Premises. All infectious, medical and hazardous waste and sharps shall be identified, stored and disposed of by Tenant in accordance with such federal, state, or local rules and regulations and any rules promulgated by Landlord at Tenant’s sole cost and expense. Tenant shall hold Landlord harmless from any loss attributable to a violation of this covenant.

(5) Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6) Exterior window washing at such intervals as determined by Landlord.

(7) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

B. Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. Commencing on the 3rd consecutive Business Day of any Service Failure within Landlord’s control, (unless the Service Failure is caused by a fire or other casually, in which event Section 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent and Tenant’s Pro Rata Share of Excess Operating Expenses based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

C. Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes, but in no event less than 30 days’ prior written notice.

8. Use of Electrical Services by Tenant.

A. Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar electrical consumption. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s expense. If such survey does not indicate above building standard usage by Tenant, Landlord shall pay the cost of such survey. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B. Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C. Submetering. Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant’s expense, but such expense shall only be charged to Tenant if Landlord is installing submeters for all or substantially all tenants or has a reasonable belief that Tenant’s electrical consumption is above building standard. If submetering is-installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to 8% of such charge), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.D(10), except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D. Excess Electrical Service. Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9. Repairs and Alterations.

A. Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 8% of the cost of the repairs.

B. Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Section 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 8% of the cost of the repairs.

C. Alterations.

(1) When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

(2) Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 8% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations. No later than 30 days alter completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits,, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3) Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10. Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Landlord shall use commercially reasonable efforts in connection with any such entry (except in the event of an emergency) to minimize any interference with the operations and normal office routine of Tenant. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant; to an abatement or reduction of Rent.

11. Assignment and Subletting.

A. Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall, not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund) qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates, Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B. Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request, Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer. In such event, Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the Rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $1,000 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $1,000, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee not to exceed $1,500.

C. Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D. Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E. No Consent Required. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets, of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust (or pension fund) qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (8) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

F. Options. Any option granted to Tenant in this Lease is personal to the original Tenant and may be exercised only by the original Tenant while occupying the entire Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than the original Tenant. The options, if any, herein granted to Tenant are not assignable separate and apart from this Lease, nor may any option be separated from this Lease in any manner, either by reservation or otherwise.

12. Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13. Indemnity. Subject to Article 15 Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $5,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $5,000,000.

14. Insurance.

A. Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, including flood and earthquake, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $4,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B. Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property in amounts and coverage reasonably determined by Landlord (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15. Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s

Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party, claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16. Casualty Damage.

A. Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B. Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall hot have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

C. Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17. Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18. Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A. Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”).

B. Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 23, 24 or 25 (a “Time Sensitive Default”).

C. Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed an additional 10 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the Failure must he cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D. Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such Filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E. The leasehold estate is taken by process or operation of Law.

F. In the case of any ground floor or retail tenant, or any other tenant whose space is visible from the Common Areas or elevator lobby areas of the Building, Tenant does not take possession of, or abandons or vacates all or a substantial portion of the Premises.

G. Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including any lease or agreement for parking.

19. Remedies.

A. Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1) Terminate this Lease;

(2) Re-enter the Premises, change locks, alter security devices and lock cut Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease, in compliance with applicable Law;

(3) Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(4) Cure such event of default for Tenant at Tenant’s expense (plus a 8% administrative fee);

(5) Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

(6) Require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late;

(7) Apply any Security Deposit as permitted under this Lease; and/or

(8) Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

B. Measure of Damages.

(1) Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2) Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, reasonable legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

(3) Landlord’s Alternative Calculation. Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant’s default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under Section19.B(1)(d) and (c) above (but without limiting damages under Section 19.B(1)(a) and (b) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) fifty percent (50%) of the total nominal Rent which Landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of Landlord’s Rental Damages and the Costs of Reletting.

C. Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 18% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION (DEFINED IN ARTICLE 30) CAUSED BY A TENANT PARTY.

D. Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises, Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

E. Landlord’s Lien. To secure Tenant’s obligations under this Lease, Tenant grants Landlord a contractual security interest on all of Tenant’s inventory, goods, consumer goods and equipment now or hereafter situated in the Premises and all proceeds therefrom, including insurance proceeds (collectively, “Collateral”). No Collateral shall be removed from the Premises without Landlord’s prior written consent until all of Tenant’s obligations are fully satisfied (except in the ordinary course of business and then only if replaced with items of same or greater value and quality). Upon any event of default, Landlord may, to the fullest extent permitted by Law and in addition to any other remedies provided herein, enter upon the Premises and take possession of any Collateral without being held liable for trespass or conversion, and sell the same at public or private sale, after giving Tenant at least 10 days written notice (or more if required by Law) of the time and place of such sale. Such notice may be sent with or without return receipt requested. Unless prohibited by Law, any Landlord Party may purchase any Collateral at such sale. Subject to applicable Law, the proceeds from such sale, less Landlord’s expenses, including reasonable attorneys’ fees and other expenses, shall be credited against Tenant’s obligations. Any surplus shall be paid to Tenant (or as otherwise required by Law) and any deficiency shall be paid by Tenant to Landlord upon demand. Tenant hereby authorizes Landlord to file a financing statement sufficient to perfect the foregoing security interest, or to file a copy of this Lease as a financing statement, as permitted under Law. Notwithstanding the foregoing, Landlord’s security interest (i) shall not attach to any personal property subject to an existing perfected security interest (but only for so long as such other security interest exists) in favor of a bank or other Financial institution whose loan and security agreements with Tenant prohibit any other liens on such collateral, but (ii) shall be subordinate to any such existing security interests that do not prohibit subordinate liens.

20. Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21. No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22. Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23. Relocation. Landlord may, upon 90 days notice to Tenant, relocate the Premises to any other premises within the Property (“Relocated Premises”) on a date of relocation (the “Relocation Date”) specified therein. The Relocated Premises shall in all respects be substantially die same or better, as reasonably determined by Landlord, in area, finish, and appropriateness for the Permitted Use. In such event, all reasonable expenses of moving Tenant and decorating the Relocated Premises with substantially the same leasehold improvements shall be at the expense of Landlord, including the physical move, relocating Tenant’s existing telephone equipment and other costs set Forth below. All moving costs (including the cost to relocate phones, computers and other systems of similar nature), all costs of reprinting stationery, cards and other printed material bearing Tenant’s address at the Premises if such address changes due to the relocation (but only the quantity existing immediately prior to the relocation) and all other out-of-pocket costs directly incurred by Tenant in connection with relocation to the Relocated Premises, including reasonable decorating and design costs, shall be paid by Landlord within thirty (30) days after receipt of third-party invoices therefor. Tenant shall have the option, effective as of the Relocation Date, either to enter into an appropriate lease amendment relocating the Premises, or to terminate this Lease, which option shall be exercised within 10 Business Days following receipt of Landlord’s relocation notice. Failure of Tenant to choose either option within such period shall constitute Tenant’s election to relocate. If Tenant elects (or is deemed to have elected) to relocate, Landlord shall have the option to tender the Relocated Premises to Tenant on any date within a 30 day period prior to or after the Relocation Date, in which event the date of tender of possession of the Relocated Premises shall become the Relocation Date. From the Relocation Date through the Expiration Date, the aggregate Base Rent for the Relocated Premises shall be the same as for the original Premises. Tenant’s failure to vacate the Premises and move into the Relocated Premises on the Relocation Date shall constitute a Time Sensitive Default.

24. Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the greater of: (A) the sum of the Base Rent and Tenant’s Pro Rata Share of Operating Expenses due for the period immediately preceding the holdover; or (B) the fair market gross rental for the Premises. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease- shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

25. Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-

operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 5 days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 5 day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease.

26. Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

27. Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered, by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28. Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements :below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29. Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (C) Tenant’s personal property. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property

(except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30. Hazardous Materials.

A. Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B. Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Any remediation of Contamination caused by a Tenant Party or its contractors or invitees which is required by Law or which is deemed necessary by Landlord, in Landlord’s opinion, shall be performed by Landlord and Tenant shall reimburse Landlord for the cost thereof, plus a 8% administrative fee.

C. Definitions. For purposes of this Article 30, a “Hazardous Material” is any substance the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents, in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

D. Report’s, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt.

31. Miscellaneous.

A. Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B. Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C. Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D. Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E. Brokers. Tenant represents that it has dealt directly with and only with the Frederick Ross Company (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. TENANT AND LANDLORD SHALL EACH INDEMNIFY THE OTHER AGAINST ALL COSTS, EXPENSES, ATTORNEYS’ FEES, LIENS AND OTHER LIABILITY FOR COMMISSIONS OR OTHER COMPENSATION CLAIMED BY ANY BROKER OR AGENT CLAIMING THE SAME BY, THROUGH OR UNDER THE INDEMNIFYING PARTY, OTHER THAN THE BROKER(S) SPECIFICALLY IDENTIFIED ABOVE.

F. Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in (he state of its organization and is qualified to do business in the state in which the Premises arc located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G. Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. Time is of the essence with respect to Landlord’s performance of its obligations under the Lease. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H. Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.A, 4.B, and 4.C, and under Articles 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

I. Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

J. Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may he modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K. Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

L. OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its respective officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (1) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (2) whose name appears on the United States Treasury Department’s Office of Foreign

Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t1lsdn.pdf) (the “OFAC List”); (3) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (4) who is otherwise affiliated with any entity or person listed above.

M. Signage Rights.

(1) During the initial Term., but only so long as (a) Tenant occupies at least 18,540 Rentable Square Feet in the Building and (b) no event of default has occurred under the Lease, Landlord agrees to install, display and maintain, at Tenant’s sole expense, signage identifying Tenant’s name (the “Signage”) on the Building monument sign. The signage rights granted herein are personal to the specific party originally identified as the “Tenant” under the Lease and may not be transferred, shared or assigned in whole or in part to any assignee, subtenant or other tenant in the Building. The location, size, material, construction and design of the Signage shall be subject to the prior written approval of Landlord, in its sole discretion, and compliance with applicable Laws. Upon the Expiration Date or earlier termination of Tenant’s right to possess the Premises, Tenant shall pay Landlord all expenses incurred in connection with the removal and disposition of the Signage and the repair of any damage caused by the Signage or its removal.

(2) In addition, Landlord agrees that so long as it maintains any type of Building directory signage generally identifying the tenants of the Building (“Directory Signage”) located in the lobby of, or elsewhere in the Building, Tenant shall have the right to have its name placed on such Directory Signage along with other tenants, with the size, color, and other aesthetics of both the Directory Signage and Tenant’s designation thereon to be determined by Landlord in its sole and absolute discretion. Landlord also agrees that so long as it maintains a program for providing suite identification signage for its tenants, it shall provide building standard suite identification signage at or near the main door accessing the Premises in a location and with the size, color, and other aesthetics determined by Landlord in its sole and absolute discretion (“Suite Signage”). Subject to the foregoing, Landlord will provide Tenant with building standard Directory Signage and Suite Signage at Landlord’s cost and expense.

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

LUI DENVER BROADWAY, LLC, a Delaware limited liability company

By:
Joanne M. Johnson
Vice President

Effective Date: August 13, 2007

TENANT:

GLOBAL TECHNOLOGY RESOURCES, INC., a Colorado corporation

By:
Name:	Glenn Smith
Title:	VP Operations

RIDER NO. 1

OPTION TO EXTEND

A. Renewal Period. Tenant may, at its option, extend the Term for one renewal period of five years (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 12 nor later than 9 months prior to the expiration of the Term, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured event of default exists under the Lease. The Base Rent payable during the Renewal Period shall be the Market Rental Rate for the Premises. However, in no event shall the Base Rent for the Renewal Period be less than the Base Rent during the last year of the Term. Except as provided in this Rider No. 1, all terms and conditions of the Lease shall continue to apply during the Renewal Period.

B. Acceptance. Within 30 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”). Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant fails timely (i) to deliver its Acceptance Notice or (ii) to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon assignment of this Lease or subletting of all or any part of the Premises.

C. Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Building. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Building.

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RIDER NO. 2

PREFERENTIAL RIGHT TO LEASE

A. Preferential Right To Lease. So long as twenty-four months remain in the initial Term, Tenant shall have a one-time Preferential Right to Lease contiguous space to the Premises located on the 4th floor of the Building, as shown on Exhibit A to the Lease (the “Preferential Space”), at such time as such space becomes Available (as defined below) for direct lease to a new tenant (whether or not a bona fide offer has been made); provided no uncured event of default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an event of default) and Tenant remains in occupancy of the entire Premises. The Preferential Space shall be deemed “Available” at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Effective Date); or (iv) subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Property as of the Effective Date. This Preferential Right to Lease shall terminate upon, relocation of the Premises to another building or upon any Transfer as defined in the Lease. The Preferential Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to a formal option provision in the Lease.

B. Acceptance. Prior to leasing the Preferential Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the then-quoted rental rates for comparable space in the Property as of the anticipated Preferential Space Commencement Date (as defined below), including any projected rate increases over the applicable term, and other applicable terms (the “Preferential Rental Notice”). Tenant shall have 5 Business Days within which to accept or reject such offer. If Tenant accepts Landlord’s offer, Tenant shall, within 15 days after Landlord’s written request, execute and return a lease amendment adding the Preferential Space to the Premises for all purposes under the Lease (including any extensions or renewals) and confirming the Base Rent and other applicable terms specified in the Preferential Rental Notice. Such lease amendment may,, if applicable, contain a construction agreement using Landlord’s then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (i) accept such offer or (ii) execute and return the required lease amendment, then this Preferential Right to Lease shall lapse and be of no further force and effect. In such event, Landlord shall be relieved of any future obligations hereunder and may thereafter lease all or part of the Preferential Space to any parry without further notice or obligation to Tenant.

C. Tender of Possession. The Preferential Space shall be leased for the period commencing upon Landlord’s tender of possession of the Preferential Space in accordance with Landlord’s offer and this Rider (the “Preferential Space Commencement Date”) and continuing through the expiration or earlier termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

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D. Condition of Premises. The Preferential Space shall be tendered in an “as-is” condition. However, all leasehold improvements shall be constructed in the Preferential Space in accordance with the construction agreement (if any) attached to the applicable lease amendment. Any allowances shall be prorated for any delays in the Preferential Space Commencement Date, taking into account the economic assumptions underlying the terms in the Preferential Rental Notice.

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RIDER NO. 3

LEASE TERMINATION OPTION

Tenant shall have the one (I) time option to terminate the Lease effective as of the first day of the thirty-seventh (37th) full calendar month after the Commencement Date (the “Termination Date”), provided Tenant gives notice thereof to Landlord not less than nine (9) months prior to the Termination Date (the “Termination Notice”) and provided no default, as defined in Section 18, shall exist at the, time of the giving of the Termination Notice or on the Termination Date. Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, simultaneously with the delivery of the Termination Notice, of (1) an amount equal to four (4) months Rent, and (2) the unamortized cost (using an amortization rate of 10%) of all tenant improvement allowances, leasing commissions, rental abatement and other transaction costs actually paid or provided by Landlord in connection with the Lease (collectively, the “Termination Payment”). After Landlord’s receipt of the Termination Payment, and so long as Tenant has surrendered the Premises in the condition required under this Lease, neither party shall have any rights, liabilities or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease.

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